Exhibit 23.9

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-4 of American Midstream Partners, LP of our report dated May 31, 2016 related to the financial statements of Wilprise Pipeline Company, L.L.C. as of and for the year ended December 31, 2015, appearing in Exhibit 99.4 to the Current Report on Form 8-K/A filed by American Midstream Partners, LP on July 7, 2016 and incorporated by reference in the Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Deloitte & Touche LLP
Houston, Texas

November 21, 2016